[NNN 2003 Value Fund, LLC Letterhead]

August 30, 2010

RE: NNN 2003 VALUE FUND, LLC UPDATE AND INVESTOR DISTRIBUTION

Dear NNN 2003 Value Fund Investor:

I am writing to provide an update on the operations and performance of NNN 2003 Value Fund, LLC (the “Fund”).

As discussed in our letter to investors dated June 4, 2010, the Executive Center II & III property was sold in May 2010, which resulted in net proceeds to the Fund of approximately $1.3 million. As a result of this sale, we distributed $1.0 million to our investors in June 2010. We are now able to distribute the remaining proceeds from this sale, as well as funds generated from the operations of one of our remaining consolidated properties, Sevens Building, over the past several months. As such, we are paying a distribution to our investors in the amount of $500,000. Each investor will receive their pro rata share of this distribution. If you have selected the option for your distributions to be transferred electronically to a designated financial institution, your confirmation statement is enclosed.

Including this $500,000 distribution, total distributions paid to our investors since inception of the Fund will equate to approximately $20.9 million. Assuming you invested prior to our first distribution on December 1, 2003, including the $500,000 distribution discussed above, the total distributions you have received represent approximately 42% of your original equity investment in the Fund.

The Fund currently owns two consolidated office properties, with one property each located in Missouri and North Carolina, and with an aggregate gross leaseable area, or GLA, of approximately 349,000 square feet. We also own an 8.5% interest in an unconsolidated office property located in California, with an aggregate GLA of approximately 381,000 square feet.

The following is a summary of mortgage loan maturities on our remaining properties:

Property	Loan Maturity
Consolidated Properties:
Sevens Building	10/31/2010
Four Resource Square	11/30/2010
Unconsolidated Property:
Enterprise Technology Center (1)	5/11/2011

(1) This loan is in default and we are currently in
communication with the lender discussing several possible
options in connection with the property, including a sale
of the property or a deed-in-lieu of foreclosure of the
property.

As indicated in the preceding table, the mortgage loans for both of our consolidated properties will mature within the next few months. While both loans have options to extend their respective maturities for an additional 12-month period, it is not yet known whether the properties will qualify for such extensions or, if one or both properties do qualify for extension, whether the terms and conditions of the extensions would provide any benefit to the Fund.

We remain focused on providing the best possible outcome to the investors of the Fund. In doing so, we will seek the most favorable course of action on each of our remaining properties after having thoroughly reviewed all available strategies and options. However, our options in this challenged real estate market continue to be extremely limited. Therefore, it is likely that any further distribution payments to the investors will be nominal. Should you have any questions or require additional information, please feel free to contact me at (714) 667-8252.

Sincerely,

Kent W. Peters
Chief Executive Officer

This investment update contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the ability of our properties to generate cash flows from operations, predictions regarding potential property dispositions and our ability to pay future distributions to our investors, and our ability to obtain extensions to maturing loans at our remaining properties. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our operations; uncertainties relating to the real estate industry and debt markets; uncertainties relating to the disposition of properties; and other risk factors as outlined in the company’s public periodic reports as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.